        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (COMBINED WITH 50%-OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                                   2001        2000
        NINE MONTHS ENDED SEPTEMBER 30 (In millions)               -----       -----
Income from continuing operations...........................       $ 119       $ 106
Add Interest................................................          82         101
  Portion of rentals representative of interest factor......          10          13
  Income tax expense and other taxes on income..............          85          78
  Amortization of interest capitalized......................           1          --
                                                                   -----       -----
     Earnings as defined....................................       $ 297       $ 298
                                                                   =====       =====
Interest....................................................       $  82       $ 101
Interest capitalized........................................           3           5
Portion of rentals representative of interest factor........          10          13
                                                                   -----       -----
     Fixed charges as defined...............................       $  95       $ 119
                                                                   =====       =====
Ratio of earnings to fixed charges..........................        3.13        2.50
                                                                   =====       =====

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